UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 28, 2015
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ENCORE CAPITAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)
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Delaware (State or Other Jurisdiction of Incorporation)	000-26489 (Commission File Number)	48-1090909 (IRS Employer Identification No.)
3111 Camino Del Rio North, Suite 103, San Diego, California (Address of Principal Executive Offices)		92108 (Zip Code)
(877) 445-4581 (Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Directors
On September 28, 2015, the Board of Directors (the “Board”) of Encore Capital Group (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Ash Gupta and Wendy Hannam as directors. The Board has affirmatively determined that Mr. Gupta and Ms. Hannam qualify as independent directors under the Nasdaq listing standards. In addition, Mr. Gupta was appointed to the Board’s Compensation Committee and the Risk and Information Security Committee and Ms. Hannam was appointed to the Audit Committee and the Consumer Experience and Compliance Committee.
Mr. Gupta is the Chief Risk Officer and President of Risk and Information Management of the American Express Company. Mr. Gupta is an executive officer and a member of American Express’ operating committee, which is responsible for managing American Express’ strategic direction. As American Express’ Chief Risk Officer, Mr. Gupta has developed a very deep and informed understanding of the risks faced by a financial institution.
Ms. Hannam joins the Board having retired from Scotiabank. Ms. Hannam joined Scotiabank in 1983 and held positions of increasing responsibility, most recently as Executive Vice President, International Retail Banking from 2009 to 2012 and Executive Vice President, Latin America from 2012 until she retired.
For their service as non-employee directors, Mr. Gupta and Ms. Hannam will receive the same retainer fees as other non-employee directors. Each will also receive an initial equity award of $50,000 in shares of Company common stock, consistent with the Company’s compensation program for non-employee directors.
A copy of the Company’s press release announcing the appointment of Mr. Gupta and Ms. Hannam to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated September 28, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: September 28, 2015	/s/ Greg Call
Greg Call
Senior Vice President, General Counsel and Corporate Secretary